Exhibit 1

STOCK PURCHASE AGREEMENT, dated as of June 11, 2012, between each of the purchasers set forth on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”) and Star (China) Holdings, Limited, a corporation organized under the laws of the British Virgin Islands (“Star”).

WITNESSETH:

WHEREAS, Star owns 1,279,080 shares (the “Star Shares”) of the common stock, $.001 par value (the “Shares”), of ChinaNet Online Holdings, Inc., a Nevada corporation (the “Company”);

WHEREAS, each Purchaser has made an offer (the “Offer”) to purchase from Star a portion of the Star Shares for the price and in the amount set forth next to his or her name on Schedule I hereto; and

WHEREAS, Star wishes to sell the Star Shares to the Purchasers and the Purchasers wish to purchase the Star Shares from Star pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01.      Purchase and Sale. (a) On the terms and subject to the conditions set forth in this Agreement, Star agrees to sell a portion of the Star Shares to each Purchaser for the price and in the amount set forth next to his or her name on Schedule I hereto, and each Purchaser agrees to purchase a portion of the Star Shares from Star for the price and in the amount set forth next to his or her name on Schedule I hereto. EACH PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN SECTION 2, STAR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PURCHASER ACKNOWLEDGES AND AGREES THAT STAR MAKES NO REPRESENTATION OR WARRANTY AS TO THE BUSINESSES OR ASSETS OF THE COMPANY, ITS SUBSIDIARIES OR THE CONDITION THEREOF (FINANCIAL OR OTHERWISE) AND ANY INTERESTS IN SUCH BUSINESSES AND ASSETS REPRESENTED BY THE STAR SHARES ARE BEING CONVEYED HEREBY “AS IS WHERE IS”. THE SALE AND PURCHASE OF STAR SHARES HEREUNDER SHALL BE WITHOUT RECOURSE OF ANY KIND TO STAR, THE COMPANY OR ANY OF THEIR AFFILIATES.

Section 1.02.      Aggregate Purchase Price. The aggregate purchase price (the “Aggregate Purchase Price”) for the Star Shares shall be US$2,000,000.00, with each Purchaser purchasing a portion of the Star Shares for the price and in the amount set forth next to his or her name of Schedule I hereto.

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Section 1.03.      Closing. (a) The consummation of the sale and purchase of the Star Shares contemplated (the “Closing”) shall take place remotely by mail or electronic transmission of this on the date of this Agreement or such other date as agreed by the Parties (the “Closing Date”). The transfers and deliveries described in this Agreement shall be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery shall become effective (and no Closing shall be deemed to occur) until all other transfers and deliveries provided for in this Agreement have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

(b) At the Closing, each Purchaser shall deliver, or cause to be delivered, to Star the portion of the Aggregate Purchase Price set forth next to his or her name on Schedule I hereto by (i) wire transfer in immediately available funds to an account or accounts designated by Star in a written notice to the Purchaser or (ii) certified check drawn on a U.S. branch of a United Sates nationally or state chartered bank.

(c) At the Closing, Star shall deliver or cause to be delivered to the Purchaser stock certificates evidencing the Star Shares duly endorsed in blank, or accompanied by stock powers duly executed in proper form for transfer of the Star Shares to the Purchaser. Any transfer taxes or notices, fillings or other similar obligations required to be made to any governmental authorities in connection with transfer of the Star Shares shall be the responsibility and at the expense of the Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF STAR

As an inducement to each Purchaser to enter into this Agreement, Star hereby represents and warrants to each Purchaser as follows:

Section 2.01.      Organization and Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms.

Section 2.02.      Ownership of Star Shares. (a) It has good and marketable title to, and is the record and beneficial owner of, the Star Shares being transferred to such Purchaser, free and clear of all encumbrances, other than any encumbrances (“Permitted Encumbrances”) arising from or relating to (i) any restrictions on the sale and transfer of the Star Shares pursuant to applicable securities laws, or (ii) any encumbrances arising from any obligation to any governmental authority in connection with the transfer of the Star Shares. Upon delivery of the Star Shares to such Purchaser at the Closing, and the payment to Star of the purchase price set forth next to such Purchaser’s name on Schedule I hereto for the Star Shares to be purchased by such Purchaser, Star shall have conveyed to such Purchaser good and marketable title to the Star Shares owned by it, free and clear of all encumbrances other than Permitted Encumbrances.

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Section 2.03.      Brokers. No broker, finder or investment banker is entitled to any broker, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS

As an inducement to Star to enter into this Agreement, each Purchaser, severally and not jointly, hereby represents and warrants to Star as follows:

Section 3.01.      Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligation hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms.

Section 3.02.      Investment Purpose. Such Purchaser is acquiring the portion of the Star Shares set forth next to his or her name on Schedule I hereto solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

Section 3.03.      Restricted Shares. Such Purchaser recognizes that the Star Shares to be owned by it will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and any certificate representing such Star Shares to be issued to such Purchaser shall bear a restrictive legend to such effect.

Section 3.04.      Investigation. Such Purchaser has made its own inquiry and investigation into the Company, its businesses and their current condition (financial or otherwise), and has been given access to information relating thereto satisfactory for the Purchaser to make an independent investment decision to invest in the Star Shares. Such Purchaser is aware of the facts and circumstances concerning the current financial condition of the Company and its subsidiaries, and has reviewed, and is familiar with, the Company’s public reports filed with the U.S. Securities and Exchange Commission, including, without limitation, the financial statements of the Company contained therein.

Section 3.05.      Accredited Investor. Such Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the U.S. Securities Act, and has the financial resources to bear the loss of its entire investment in the Star Shares.

Section 3.06.      Brokers. No broker, finder or investment banker is entitled to any broker, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser.

ARTICLE IV
GENERAL PROVISIONS

Section 4.01.      Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, the parties’ respective advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any closing hereunder shall have occurred.

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Section 4.02.      Further Actions. Star (at the Purchasers’ expense on a pro rata and a several not joint basis) and each Purchaser shall execute and deliver such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

Section 4.03.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.03):

(a)           if to Star:

Star (China) Holdings Limited
P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands

(b)	if to any Purchaser, the address set forth next to such Purchaser’s name on Schedule I hereto.

Section 4.04.      Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.05.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 4.06.      Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Purchasers and Star with respect to the subject matter hereof.

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Section 4.07.      Assignment; Successors and Assigns. This Agreement may not be assigned by any Purchaser by operation of law or otherwise without the express prior written consent of Star. This Agreement may not be assigned by Star with respect to any Purchaser by operation of law or otherwise without the express prior written consent of such Purchaser. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

Section 4.08.      No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity.

Section 4.09.      Amendment; Waivers. (a) This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each Purchaser and Star.

(b) Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in any document delivered by the other parties pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 4.010.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely therein.

Section 4.011.  Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without prior written consent of the other parties.

Section 4.012.  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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 IN WITNESS WHEREOF, the Purchaser and Star have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASERS:

_______________________________
Qiu Xiong / 裘雄

_______________________________
Zhang Yang / 张洋

STAR:

STAR (CHINA) HOLDINGS LIMITED

By: _______________________________
Name:
Title:

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Schedule I

Name	Shares to be Purchased	PRC ID No.	Address	Purchase Price
Qiu Xiong / 裘雄	1,001,975	G37656274	Building 7, No.2416 Hongqiao Road, Shanghai 上海虹桥路2416号7栋	$1,566,712.00
Zhang Yang / 张洋	277,105	G29019837	Suite 401, Unit A, South Building of Wudaokou Post Office, Haidian District, Beijing 北京海淀区五道口邮局南楼甲单元401号	$433,288.00
Total Star Shares’	1,279,080		Aggregate Purchase Price	$2,000,000.00

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